NEWS RELEASE

FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 15% INCREASE IN QUARTERLY
EARNINGS FROM CONTINUING OPERATIONS

TOTOWA, N.J., August 8, 2006 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the third quarter ended June 30, 2006.

Income from continuing operations increased 15% to $7,918,000, for the third quarter of fiscal 2006 compared to $6,891,000 for the third quarter of fiscal 2005. Earnings from continuing operations per diluted share increased 11% to $.60 per share, for the third quarter of fiscal 2006 compared to $.54 per share for the third quarter of fiscal 2005. Included in the current quarter's results was $329,000 of costs for stock option compensation now required to be reported, effective for all reporting periods beginning October 1, 2005, under Financial Accounting Standard Board standard No. 123(R). During the second quarter, the Company issued an additional 434,000 shares of common stock pursuant to the public offering made on February 3, 2006.

Net revenues for the third quarter of fiscal 2006 increased 7.2% to $52,179,000 compared to $48,692,000 in the comparable period last year.

Following are the net revenues by business segment for the third quarter of fiscal 2006 compared to the third quarter of fiscal 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED JUNE 30,
	2006	2005	PERCENT CHANGE
Anesthesia	$ 25,128	$ 24,038	4.5%
Respiratory/Critical Care	11,438	10,515	8.8%
Sleep	11,973	10,331	15.9%
Pharmaceutical Technology Services	3,640	3,808	(4.4)%
Net Revenues	$ 52,179	$ 48,692	7.2%

Net revenues in our sleep disorder segment increased 15.9% (an increase of 16.8% excluding foreign exchange) for the three months ended June 30, 2006. At Breas, our European manufacturer of personal ventilators and CPAP devices, revenues increased 13.9% (an increase of 15.5% excluding foreign exchange). The net revenues at Sleep Services of America (SSA), our domestic sleep disorder diagnostic business increased 18.6%, resulting primarily from improved utilization at existing labs. The same store revenue growth was 16.2%

Net revenues in our Pharmaceutical Technology Services segment declined 4.4%, however operating profit improved 137%, from $102,000 in the third quarter of fiscal 2005 to $242,000 in the third quarter of 2006.

Terry Wall, President and CEO of Vital Signs, commented, “We are pleased by the overall growth in sales and earnings, especially in the sleep segment where SSA and Breas exhibited double digit growth in both revenues and earnings. We are also pleased by the improvement in earnings at Stelex, which resulted from cost efficiencies obtained from a reorganization earlier this year. During the past year, we have transitioned from our former three year alliance with Teleflex (Rusch) to independent distributors in each of the ten countries covered under the prior Teleflex agreement. Even with this transition, international sales in the Anesthesia and Respiratory/Critical Care segments have increased for both the three month and nine month periods ended June 30, 2006 over the comparable period in last fiscal year. We are also pleased to announce that our new latex free breathing bag is currently being shipped to nearly all of our existing customers and we have been pleased by the reception it has received.”

Our guidance for fully diluted earnings per share from continuing operations for fiscal 2006, remains at between $2.35 and $2.45 per share (excluding the effects of FASB 123(R)), which would be a 14% to 19% increase over fiscal 2005 results. Including the effects of FASB 123(R), and including the additional grants of stock options in fiscal 2006, our guidance for fully diluted earnings per share from continuing operations for fiscal 2006 is between $2.27 and $2.37 per share, which would be a 10% to 15% increase over fiscal 2005 results.

For the nine month period ended June 30, 2006 income from continuing operations increased 19.2% to $22,031,000 as compared to $18,481,000 for the comparable fiscal 2005 period. Diluted earnings per share from continuing operations increased 17.2% to $1.70 for the nine month period ended June 30, 2006 compared to $1.45 for the nine month period ended June 30, 2005.

Net revenues for the nine months of fiscal 2006 increased 6.9% to $151,202,000 compared to $141,418,000 in the comparable period last year.

Following are the net revenues by business segment for the nine months ended June 30, 2006 and 2005 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE NINE MONTHS ENDED JUNE 30,
	2006	2005	PERCENT CHANGE
Anesthesia	$ 72,173	$ 65,489	10.2%
Respiratory/Critical Care	32,943	31,714	3.9%
Sleep	33,780	31,862	6.0%
Pharmaceutical Technology Services	12,306	12,353	(0.4)%
Net Revenues	$ 151,202	$ 141,418	6.9%

On August 2, 2006 the Board approved a $0.09 per share quarterly dividend, payable on August 31, 2006 to shareholders of record on August 24, 2006.

All non-historical statements in this press release, including Vital Signs’ guidance with respect to fully diluted earnings per share from continuing operations for fiscal 2006, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2005.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 13485 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or William Craig, CFO
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED JUNE 30,		NINE MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
Net revenues	$52,179	$48,692	$151,202	$141,418
Cost of goods sold and services provided	25,212	23,420	73,971	70,023
Gross Profit	26,967	25,272	77,231	71,395

Expenses:
Selling, general and administrative	13,356	13,211	39,522	37,815
Research and development	1,897	1,923	5,294	5,589
Restructuring charge	—	(136)	—	224
Interest and other (income)/expense, net	(737)	(654)	(1,860)	(1,375)
Income from continuing operations before income taxes and minority interest	12,451	10,928	34,275	29,142
Provision for income taxes	4,241	3,846	11,580	10,242
Income from continuing operations before minority interest
	8,210	7,082	22,695	18,900
Minority interest	292	191	664	419
Income from continuing operations	7,918	6,891	22,031	18,481
Income from discontinued operations, net
	26	127	41	95
Net income	$7,944	$7,018	$22,072	$18,576

Earnings per common share:
Basic:
Income per share from continuing operations	$0.60	$0.55	$1.71	$1.46
Discontinued operations	0.00	0.01	0.00	0.01
Net earnings	$0.60	$0.56	$1.71	$1.47
Diluted:
Income per share from continuing operations	$0.60	$0.54	$1.70	$1.45
Discontinued operations	0.00	0.01	0.00	0.00
Net earnings	$0.60	$0.55	$1.70	$1.45
Basic weighted average number of shares	13,159	12,627	12,881	12,619
Diluted weighted average number of shares	13,208	12,806	12,962	12,783

VITAL SIGNS, INC.

FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands) (Unaudited)

	June 30,
	2006	2005

Cash and cash equivalents	$119,293	$78,900
Accounts Receivable	33,873	30,640
Inventory	18,933	17,277
Current Assets	177,050	132,115
Total Assets	$297,473	$246,742

Current Liabilities	$14,665	$16,856
Total Liabilities	14,665	16,856
Shareholders equity	$278,369	$226,295